PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. SECOND QUARTER NET INCOME INCREASES 73.6%
RECORD FIRST HALF PERFORMANCE

QUAKERTOWN, PA (17 July 2008) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank, reported net income for the second quarter of 2008 of $1,606,000, or $.51 per share on a diluted basis. This represents a 73.6% increase over net income of $925,000 reported for the same period in 2007. Earnings per share on a diluted basis was $.29 for the second quarter of 2007. For the six month period ended June 30, 2008, QNB reported record net income of $3,316,000, or $1.05 per share on a diluted basis. This compares to net income of $472,000, or $.15 per share on a diluted basis, for the six month period ended June 30, 2007.

The results for both the three and six month periods ended June 2008 reflect the benefits of the restructuring transactions executed in 2007, as well as the impact of an increase in the net interest margin resulting primarily from lower funding costs. In April 2007, the Company decided to restructure its balance sheet by selling approximately $92,000,000 of lower yielding securities, that had been identified as other-than-temporarily impaired in the first quarter of 2007, and by prepaying $50,000,000 of higher costing Federal Home Loan Bank (FHLB) advances. The purpose of the restructuring transactions was to improve the Company’s net interest margin on a going-forward basis and to increase net interest income and net income.

An increase in the net interest margin combined with growth in earning assets resulted in net interest income increasing $604,000, or 13.6%, to $5,056,000 for the three months ended June 30, 2008 compared to the same period in 2007. The net interest margin for the second quarter of 2008 was 3.67% compared to 3.40% for the second quarter of 2007. The cost of interest bearing liabilities was 2.96% for the second quarter of 2008 compared with 3.56% for the second quarter of 2007. This decline in the cost of funds more than offset the decline in the yield on earning assets which decreased from 6.49% for the second quarter of 2007 to 6.23% for the second quarter of 2008.

Average earning assets increased 5.0% to $594,690,000 for the second quarter of 2008 compared to $566,154,000 for the second quarter of 2007, with average loans increasing 4.8% when comparing these same periods. The increase in average earning assets was primarily funded through deposit growth. Average total deposits increased $16,986,000, or 3.4%, when comparing the two quarters.

When comparing the six month periods net interest income increased $1,119,000, or 13.1%. Contributing to this increase was a 31 basis point increase in the net interest margin and a 2.5% increase in average earning assets. The net interest margin was 3.57% for the first half of 2008 compared with 3.26% for the first half of 2007. Average loans increased 6.5% when comparing the six month periods.

The U.S. economy continues to struggle as a result of high energy and food costs as well as instability in the financial markets. This has had a negative impact on both consumers and small businesses, resulting in a slight increase in loan charge-offs when comparing both the three and six month periods. These charge-offs have occurred primarily in the purchased lease portfolio. As a result of the slowdown in the economy and an increase in loan charge-offs, as well as the inherent risk related to loan growth, the provision for loan losses was increased in 2008 by $50,000 to $200,000 when comparing the three month periods and by $200,000 to $425,000 when comparing the six month periods.

Total non-performing loans, which represent loans on non-accrual status and loans past due more than 90 days, were $823,000, or .21% of total loans, at June 30, 2008 compared with $887,000, or .24% of total loans, at June 30, 2007. This represents an improvement from the $1,557,000, or .41% of total loans, reported at March 31, 2008 as several loans that were on non-accrual status were paid-off. QNB’s non-performing loan experience compares favorably with the 0.92% average of non-performing loans for Pennsylvania commercial banks with assets between $500 million and $1 billion as reported by the FDIC using March 31, 2008 data. The allowance for loan losses of $3,473,000 represents .90% of total loans at June 30, 2008 compared to an allowance for loan losses of $2,872,000, or .76% of total loans, at June 30, 2007.

“Given the current difficult economic environment, I am very pleased with the Company’s results for the first half of 2008”, said Thomas J. Bisko, President and Chief Executive Officer. “Core operations as represented by net interest income continue to improve, asset quality remains strong and QNB continues to be well capitalized. While the rate of loan growth has slowed as a result of the economy, deposit growth has been strong. As we move into the second half of the year, we continue to remain optimistic, yet cautious, given the challenges facing the economy and financial markets.”

Total non-interest income for the second quarter of 2008 was $829,000, a decline from the $936,000 reported for the same period in 2007. The primary difference is related to activity in the investment securities portfolio. During the second quarter of 2008 securities losses of $118,000 were recognized compared to securities gains of $29,000 during the second quarter of 2007. For the six month period total non-interest income was $2,213,000. Positively impacting non-interest income for the first half of 2008 was the first quarter recognition of $230,000 of income as a result of the Visa initial public offering: a $175,000 gain related to the mandatory redemption of our shares of restricted common stock in Visa and $55,000 of income related to the reversal of liabilities recorded in the fourth quarter of 2007 to fund settlements of, or judgments in, indemnified litigation involving Visa. Total non-interest income, excluding the impact of the Visa items noted above, and securities gains of $104,000, would have been $1,879,000 for the first six months of 2008. This compares to total non-interest income of $1,737,000 for the first half of 2007, excluding the other-than-temporary impairment charge of $2,758,000 recorded in the first quarter of 2007 and realized gains of $289,000.

Total non-interest expense was $3,583,000 for the second quarter of 2008 compared to $4,152,000 for the second quarter of 2007, which included recognition of a $740,000 prepayment penalty on the FHLB advances. Excluding this charge total non-interest expense for the second quarter of 2007 would have been $3,412,000. For the six month period ended June 30, 2008 total non-interest expense was $7,126,000. This compares to total non-interest expense of $6,734,000 for the first half of 2007, excluding the FHLB prepayment penalty. Higher personnel costs and net occupancy costs contributed to the increase in non-interest expense for both the three and six month periods. Salary and benefit expense increased $73,000, or 3.9%, when comparing the quarters and $178,000, or 4.8%, when comparing the six month periods. An accrual for incentive compensation contributed $51,000 and $102,000 of the increase when comparing the respective three and six month periods. Net occupancy and furniture and equipment expense increased $68,000 and $131,000 when comparing the three and six month periods reflecting an increase in depreciation expense, utility costs and maintenance expense.

The prepayment of the FHLB advances resulted in the recognition of an after-tax charge of $488,000, or $.16 on a diluted basis, for the second quarter of 2007 while the impairment charge resulted in a reduction of net income of $1,820,000, or $.57 on a diluted basis, for the first quarter of 2007. Net income, excluding the FHLB prepayment penalty, would have been $1,413,000, or $.45 per share on a diluted basis, for the three month period ended June 30, 2007. Excluding the impact of the impairment charge and the prepayment penalty, net income for the six month period ended June 30, 2007 would have been $2,780,000, or $.88 per share on a diluted basis.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
INCOME:
Total interest income	$8,838	$8,810	$17,628	$17,350
Total interest expense	3,782	4,358	7,958	8,799
Net interest income	5,056	4,452	9,670	8,551
Provision for loan losses	200	150	425	225
Total non-interest income	829	936	2,213	(732)
Total non-interest expense	3,583	4,152	7,126	7,474
Income before income taxes	2,102	1,086	4,332	120
Provision (benefit) for income taxes	496	161	1,016	(352)
Net income	$1,606	$925	$3,316	$472

NET INCOME PER SHARE:
Basic	$0.51	$0.30	$1.06	$0.15
Diluted	0.51	0.29	1.05	0.15
Dividends	0.23	0.22	0.46	0.44

	June 30,
SELECTED PERIOD END BALANCES:	2008	2007
Total assets	$635,479	$606,497
Federal funds sold	3,934	9,656
Investments	207,081	188,234
Loans held-for-sale	274	-
Total loans	387,205	376,065
Allowance for loan losses	3,473	2,872
Deposits	520,616	502,641
Short-term borrowings	23,083	25,881
Long-term debt	35,000	25,000
Shareholders' equity	52,309	49,805

	Three Months Ended		Six Months Ended
	June 30,		June 30,
SELECTED RATIOS:	2008	2007	2008	2007
Return on average assets	1.04%	0.62%	1.08%	0.16%
Return on average shareholders' equity	12.15%	7.38%	12.68%	1.87%
Net interest margin-tax equivalent	3.67%	3.40%	3.57%	3.26%
Efficiency ratio-tax equivalent	57.30%	72.36%	56.45%	87.78%
Average shareholders' equity to total average assets	8.52%	8.42%	8.54%	8.47%
Nonperforming assets to total assets	0.15%	0.15%
Allowance as a % of loans	0.90%	0.76%

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Contacts:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com